Exhibit 5.1

Kenneth J. Rollins

+1 858 550 6136

krollins@cooley.com

June 5, 2019

Regulus Therapeutics Inc.

10628 Science Center Drive, Suite 100

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Regulus Therapeutics Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 27,779,028 shares of the Common Stock, $0.001 par value, of the Company on behalf of certain selling stockholders, including 9,730,534 currently outstanding shares of Common Stock (the “Shares”), 4,158,980 shares of Common Stock issuable upon the conversion of an aggregate of 415,898 shares of Class A-1 Convertible Preferred Stock (the “Conversion Shares”) and 13,889,514 shares of Common Stock (the “Warrant Shares,” together with the Shares and the Conversion Shares, the “Securities”)) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”). The Securities were issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of May 3, 2019, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrants, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, the Securities Purchase Agreement, the Certificate of Designation of Preferences, Rights and Limitations of Class A-1 Convertible Preferred Stock (the ”Certificate of Designation”) and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable, (ii) the Conversion Shares, when issued upon conversion in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable and (iii) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

Regulus Therapeutics Inc.

June 5, 2019

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Kenneth J. Rollins
Kenneth J. Rollins

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com